Exhibit 10.36
-------------


                AGREEMENT FOR TRANSPORTATION LOGISTICS SERVICES

     AGREEMENT entered into effective as of the ____ day of __________, 1999, between BOSTON BEER COMPANY LIMITED PARTNERSHIP, a Massachusetts limited partnership, with a principal place of business at 75 Arlington Street, Boston, Massachusetts 02116 ("Boston Beer"), and LANDSTAR LOGISTICS, INC., a subsidiary of Landstar System, Inc., a Delaware corporation, with a principal place of business at 4077 Woodcock Drive, Suite 105, Jacksonville, FL 32207 ("Landstar").

     Boston Beer requires transportation logistics services, including the use of motorized carriers, in its operations, in order to meet its distinct needs and the distinct needs of its customers. Landstar is engaged as a third party logistics provider in the business of arranging and providing for the transportation of property for compensation and has agreed to provide such services to Boston Beer on the terms and conditions hereinafter set forth.

     ACCORDINGLY, Boston Beer and Landstar agree, as follows:

     1.        DEFINITIONS. For all purposes of this Agreement, the following
               ------------
terms shall have the following meanings. Such meanings to be equally applicable to both the singular and plural forms of the terms defined, even if not so noted below.

     "Products" means any beer, malt or hard cider beverage that Boston Beer produces, markets, supplies, and sells, under the brand names of Samuel Adams(R), Oregon Original, HardCore(R), or such other brands as Boston Beer may come to own, produce, market, supply or sell during the term of this Agreement.

     "Goods" means Products and any other items, such as empty bottles, empty kegs, pallets, point of sale (POS) items, and packaging materials transported by Landstar on behalf of Boston Beer. The transportation and shipment of beer, malt, hard cider, and other alcoholic beverage products other than Products, specifically any products not Products produced by a Brewery, in the same trailer as Products, to common Customers, shall not be strictly prohibited under this Agreement. However, any such co-mingled product shipments shall be subject to separate agreement between Boston Beer, the applicable Brewery, and Landstar.

     "Brewery" and "Breweries" means any of the breweries listed on Exhibit A or such other locations as may be designated from time to time during the term of this Agreement, at which Boston Beer produces and packages Products.

     "Primary Brewery"  means a Brewery designated as such on Exhibit A.

     "Secondary Brewery" means a Brewery designated as such on Exhibit A.

     "Warehouse" and "Warehouses" means any of the warehouses listed in Exhibit A or such other locations as may be designated from time to time during the term of this Agreement, at which Boston Beer stores returnable Goods or excess Product.

     "Primary Warehouse" means a Warehouse designated as such on Exhibit A.

     "Secondary Warehouse" shall be a Warehouse designated as such on Exhibit A.

     "Carrier" means an owner/operator of motor vehicle that is engaged by Landstar to transport Products pursuant to this Agreement.

     "Customer" means an authorized wholesale distributor or licensed vendor of Products.

     "Supplier" means any other business other than a Brewery, Customer, or Warehouse where Goods may be transported from or delivered to.

     "Transportation Logistics Services" means arranging for Transportation Services and otherwise providing the services called for by Section 2.

     "Transportation Representative" shall be the person designated by Boston Beer from time to time to receive notices pursuant to Section 25.

     "Transportation Services" means the physical carriage of Products and other Goods.

     2.        SERVICES TO BE PROVIDED BY LANDSTAR.
               ------------------------------------

     2.1 Landstar hereby agrees to provide to Boston Beer during the term of this Agreement the Transportation Logistics Services more fully specified in the following paragraphs of this Section 2, as requested from time to time by Boston Beer. Landstar shall provide such services in accordance with the specifications set forth in Exhibit B, and any additional obligations as set forth in Exhibit C (as each may be reasonably changed from time to time by Boston Beer), for the compensation provided for in Section 3. In fulfillment of its obligations to Boston Beer hereunder, Landstar shall:

     (a) Arrange for and carry out not less than * of the Transportation Services associated with the shipment of Products and other Goods from and to each Primary Brewery.

     (b) Arrange for and carry out the Transportation Services associated with the shipment of Products and other Goods from and to any Secondary Brewery, but only to the extent specifically requested for specific shipments by Boston Beer. It is understood and agreed any Secondary Brewery shall be primarily serviced by another third party logistics provider or carrier contracted with directly by Boston Beer.

     (c) Arrange for and carry out not less than * of the Transportation Services associated with the shipment of Products and other Goods from and to each Primary Warehouse.

     (d) Arrange for and carry out the Transportation Services associated with the shipment of Products and other Goods from and to any Secondary Warehouse, but only to the extent specifically requested for specific shipments by Boston Beer. It is understood and agreed that any Secondary Warehouse shall be primarily serviced by another third party logistics provider or Carrier contracted with directly by Boston Beer

     (e) Arrange for the safe and timely shipment of Products and other Goods throughout the continental United States, to, from and between Primary Breweries, Primary Warehouses, Customers, Suppliers and other authorized recipients of the Products, and any Secondary Brewery or Warehouse if so requested by Boston Beer, for the business tendered to it under Section 4.1.

     (f) As time is of the essence with respect to shipment of Products, provide all equipment necessary to effect the timely and safe shipment of Products from origin to destination. Landstar agrees that it will not give any other party higher priority than given Boston Beer with regard to equipment availability.

     (g) Provide direct service from origin to destination for the Goods tendered to it under Section 4.1.

     (h) Optimize the Product loads for delivery from each Brewery on a real-time basis based on orders for Products as specified by Boston Beer for each Brewery, in order to minimize the cost of Product shipment, maximize truck utilization, and deliver products as expeditiously as practicable. Boston Beer shall be given access to the load optimization system so that it may perform load optimization as needed, for testing and modeling purposes or actual use, at no additional charge to Boston Beer. Specifications for the load optimization system and processes are defined in Exhibit C.

     (i) Use its best efforts to effect cost savings for Boston Beer in either the rates charged by Landstar or by improving the processes and procedures for shipment of Goods by Boston Beer.

     (j) Arrange for the transportation of returnable Goods, such as over-age or spoiled Products, pallets, empty kegs, and empty bottles (as applicable), from Customers and Suppliers in the states listed in Exhibit A, to Breweries, Warehouses or other locations as may be designated by Boston Beer, and attempt to minimize the stock of returnable Goods at Customer locations while minimizing the return freight cost, in accordance with the Performance Requirements specified in Exhibit B. Returns for states not listed in Exhibit A shall be specifically authorized by the Transportation Representative.

     (k) Provide information to and receive information from Boston Beer's computer, production, and order systems, as reasonably requested by Boston Beer.

     (l) Perform specialized services for Boston Beer, that may include, but are not limited to, expedited transit, expedited claim processing and/or the use of specialized equipment such as refrigerated trucks.

     2.2 Landstar shall have the right to subcontract the Transportation Services required hereunder to other Carriers, provided any such Carrier shall be reasonably acceptable to Boston Beer and qualified to perform the required Transportation Services. All subcontractors appointed by Landstar shall be subject to the terms and conditions set forth herein. In no event shall Landstar subcontract any of its Transportation Logistics Services, including its services as a Transportation Services broker.

     2.3 The services rendered shall be consistent with operating authority held by Landstar per its relevant I.C.C. Certificates, and any extensions or additions thereto. In addition, Landstar shall have and maintain at all times during the course of this Agreement, and subcontract Transportation Services only to Carriers who demonstrate that they have, appropriate licenses to carry and ship alcoholic beverages, including, without limitation thereof, beer, malt and hard cider products, as may from time to time be required by any applicable governmental or regulatory bodies. During the period of time that this Agreement is in effect, it is understood that Landstar is providing Transportation Services and that all shipments tendered to Landstar or its authorized agents and designated subcontractors under this Agreement are transported pursuant to the terms and conditions of this Agreement.

     2.4 Landstar agrees to comply during the life of this contract with all rules and regulations established by the Interstate Commerce Commission and other Federal or state agencies having jurisdiction over the Transportation Services to be performed pursuant to this Agreement. Landstar shall also maintain a satisfactory safety rating with the Department of Transportation.

     3.   RATES, CHANGES AND PAYMENTS.
          ----------------------------

     3.1 Landstar will be compensated on the basis of the provisions, rates, and charges as per the schedules attached hereto as Exhibit D and incorporated herein by reference (including subsequent revisions thereof approved in the manner provided for by amendments to this Agreement, all as set forth in Section
22). Except as expressly provided for in this Agreement, the provisions, rates, and charges in Exhibit D shall include all costs associated with the services provided by Landstar, its agents and designated subcontractors, under this Agreement.

     3.2 Landstar and Boston Beer shall mutually agree on an acceptable method of calculating mileage. In the absence of a mutually agreed upon mileage program, all miles shall be calculated using the most current version of the Rand McNally Milemaker System. Such method shall be applied to all rate calculations and other charges based upon mileage during the term of this Agreement, unless the parties mutually agree to use another method. Boston Beer shall have the right to have a third party audit the freight invoices for mileage and charging accuracy.

     3.3 In addition to the rates set forth in Exhibit D, Boston Beer shall pay a fuel surcharge of * on the * portion of shipments hereunder, for every * that the National Department of Energy (DOE) diesel fuel index (the "Fuel Index") exceeds *. , Boston Beer will receive a rebate of * for every * that the Fuel Index falls below *. This surcharge/rebate shall be applicable commencing on the first Monday following the weekly DOE fuel index closing date. The fuel surcharge or rebate shall be invoiced on each applicable freight bill..

     3.4 The rates set forth in Exhibit D shall be applicable to shipments from January 1, 1999 through December 31, 1999. Rates for each subsequent year shall be mutually-agreed on in September of the prior year. Other than adjustments for fuel surcharges per Section 3.3, such rates shall not increase over the prior year by more than * of the percentage increase in the Consumer Price Index. Increases in fuel costs shall be accommodated for via the fuel surcharge described in Section 3.3.

     3.5 Notwithstanding the fuel surcharge/rebate provided for in Section 3.3 and the annual rate setting provided for in Section 3.4, Boston Beer or Landstar may each seek an adjustment by lane, over and above that provided for by Sections 3.3 and 3.4, in the rates or provisions set forth herein by written request to the other party due to unusual, unavoidable and unanticipated occurrences. Such adjustments to the rates shall be allowed once per calendar quarter, and shall be retroactive to the date of the occurrence necessitating the adjustment. The parties shall use their best efforts to agree upon such mutually accepted rate adjustments..

     3.6 If during the term of this Agreement, Boston Beer changes its brewing or warehouse locations by adding a Brewery or Warehouse (the "New Location") to the list set forth in Exhibit A, Boston Beer may initially award the New Location to Landstar for a period not to exceed six (6) months, at rates proposed by Landstar calculated on the same economic basis as the then-current agreed-upon rates. During this six (6) month period, Boston Beer will request rate proposals for transportation and shipment services to and from the New Location from Landstar and other third party transportation providers. Upon completion of this proposal process, and in Boston Beer's sole discretion, Boston Beer may award the New Location Transportation Services to a carrier deemed by Boston Beer as the most appropriate. Unless expressly agreed otherwise in writing, any New Location services awarded to Landstar shall be under the terms of this Agreement.

     3.7 If during the term of this Agreement, Boston Beer discontinues production at a Primary Brewery or ceases operations at a Primary Warehouse covered by this Agreement, Boston Beer shall provide Landstar one (1) month's notice prior to ceasing operations at the relevant location. Landstar shall continue to provide Transportation Services to the relevant location until such time as Boston Beer ceases all operation at that location. Landstar shall continue to provide Transportation Services as described herein for shipments from the remaining Primary Breweries and Primary Warehouses. Boston Beer shall not be obligated to replace lost volume, nor shall Boston Beer be liable to Landstar for any costs associated with any lost business arising from the discontinuance of a location.

     3.8. Landstar will invoice Boston Beer on the first business day of the week for the freight charges incurred the previous week, and will provide to Boston Beer weekly an electronic version of such invoices. Boston Beer shall pay such invoices within thirty (30) days of receipt of a correct and proper invoice.. All other amounts otherwise chargeable to Boston Beer hereunder shall be invoiced by Landstar reasonably promptly in accordance with normal business practices following the month in which such are incurred by Landstar. Such timely invoices shall similarly be paid by Boston Beer promptly in the ordinary course in accordance with Boston Beer's normal business practices. Boston Beer shall have the right to designate a third party to directly receive and pay freight invoices as described hereunder.

     3.9 Landstar shall be responsible for all expenses and costs incurred by Landstar that are associated with computer equipment, software, telecommunication lines and other items required to communicate with Boston Beer, for transmittal of electronic data, and as set forth in Section 3.8 above. Boston Beer shall bear the cost and expense of items reasonably needed at its Boston office for the electronic data transmittal implementation contemplated hereunder.

     3.10 In the event that Landstar transports Goods tendered by Boston Beer on a "freight collect" basis, Boston Beer will guarantee payment of such freight charges in the event that consignee fails to remit payment to Landstar within sixty (60) days, provided that Landstar shall have made every effort to collect such charges from the consignee, and Landstar shall have provided Boston Beer with complete documentation regarding loading and delivery of such Goods to consignee.

     4.  OBLIGATIONS AND RIGHTS OF BOSTON BEER.
         --------------------------------------

     4.1 Boston Beer, or its duly authorized designees, shall tender to Landstar for the duration of this Agreement * of the shipments of Products from the Primary Breweries, and if circumstances require based on Boston Beer's unique needs and in its sole discretion, a portion of the shipments from the Secondary Breweries. Notwithstanding the foregoing, Landstar understands that it may not be tendered any shipments from the Secondary Breweries. Boston Beer shall provide other information as reasonably required by Landstar in order for Landstar to render services and complete its obligations hereunder.

     4.2 Boston Beer shall have the right at any time to approve or request a change of any Landstar personnel or representatives to be located at any Boston Beer facility, Brewery, Warehouse or other location (hereinafter "Boston Beer Locations" or "Location").

     4.3 In no event shall Landstar personnel located at Boston Beer Locations be considered employees, representatives or agents of Boston Beer, the Breweries or Warehouses. for any purpose whatsoever. Landstar personnel located at Boston Beer Locations shall be subject to the same general rules and regulations regarding work hours, and safety and security procedures and processes, as generally apply to the non-Landstar employees at the Boston Beer Location, and shall work closely with a Boston Beer-designated representative at the Location.

     5.  PERFORMANCE REQUIREMENTS.
         -------------------------

     Landstar shall provide the services described in Section 2 hereof as specifically set forth in Exhibit B to this Agreement. In the event that Landstar fails to meet a scheduled out-bound shipment from any Brewery, Landstar shall have twenty-four (24) hours from notification electronically or via facsimile by Boston Beer to remedy such failure. If Landstar does not to remedy its failure to perform within the allowed time, Landstar shall not be entitled to any compensation with respect to the failed shipment, and Landstar shall be liable to Boston Beer for the incremental cost of alternative transportation as well as any storage costs incurred relating to the failure.

     6.  TERM; TERMINATION.
         -----------------

     6.1 This Agreement shall commence on March 1, 1999, and shall continue in effect until terminated pursuant to the following provisions of this Section 6.

     6.2 Either party may terminate this Agreement without cause upon * prior written notice to the other party, such termination not to be effective prior to
*.

     6.3  Landstar shall have the right to terminate this Agreement on thirty
(30) days' prior written notice if Boston Beer has failed to comply with the terms for payment of any undisputed amount for more than thirty (30) days, and such amount remains outstanding for more than thirty (30) days after written demand for payment by Landstar.

     6.4 Boston Beer shall have the right to terminate this Agreement immediately on notice to Landstar, if, in the reasonable judgment of Boston Beer, Landstar has failed to provide Transportation Logistics Services in accordance with the required standards, or has consistently failed to provide such services on a timely basis, as set forth in Exhibit B, provided Landstar has been notified in writing and such failure(s) continues for thirty (30) days after receipt by Landstar of such notice.

     6.5 If either party files a petition in bankruptcy or is adjudicated bankrupt or insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, then the other party may immediately terminate this Agreement on notice.

     6.6 Boston Beer shall have the right to terminate this Agreement immediately if Landstar fails to maintain the licenses referred to in Section 2 of this Agreement or subcontracts Transportation Services to a Carrier not duly licensed.

     6.7 In the event of a breach of this Agreement not set specifically forth in Sections 6.3 through 6.6, the non-breaching party shall have the right to terminate the Agreement upon thirty (30) days' prior written notice delivered by registered mail, return receipt requested, to the breaching party, unless such breach is cured within thirty (30) days from notice.



     7.   CLAIMS.
          ------

     7.1 Loss and Damage - Procedures for the handling of loss and damage claims shall be as set forth by the Interstate Commerce Commission, pursuant to Title 49, Part 370 of the Code of Federal Regulations applicable to common carriage.

     7.2 Timing of Claims - Claims for alleged overcharge or undercharge shall be filed with the appropriate party within one (1) year of the date of Landstar's invoice. Claims against Landstar by Boston Beer for damages arising under this Agreement shall be filed within nine months from the incident giving rise to such claim. Claims by either party beyond such date shall be deemed invalid.

     7.3 Limitation Period on Invoices - Boston Beer shall not be liable for invoices not submitted within ninety (90) days of service.

     8.   BILL OF LADING.
          ---------------

     Boston Beer, the Breweries, Warehouses or other authorized representatives, shall issue a bill of lading for each shipment, and the terms therein are to be incorporated herein, except to the extent that such terms are contrary to the provisions of this Agreement. In the event of any such conflict, the terms of this Agreement shall prevail. Landstar shall retain Bills of Lading and delivery receipts for a period of at least four (4) years.

     9.   INSURANCE.
          ----------

     At all times during the term of this Agreement, Landstar shall procure and maintain, and shall confirm that each Carrier has procured and is maintaining, at the sole cost and expense of Landstar or the Carrier, as applicable, the following:

     (a) Workers' compensation coverage in an amount equal to that which is required by state statute, or, if not so required by state statute, then in an amount not less than *;

     (b) Broad form cargo liability in an amount equal to that which is required by statute, or, if not so required, then in an amount not less *; and

     (c) General comprehensive liability insurance insuring against any and all liability for injury to or death of a person or persons and for damage or destruction of property occasioned by or arising out of or in connection with the Transportation Services to be provided hereunder, including coverage for losses due to theft, hijacking, damage in transit.

The limits of liability of such insurance shall be not less than * combined single limit and shall be written by an insurance company or companies licensed to do business in the states in which Landstar does business. Boston Beer shall be named as an additional named insured on all such insurance. The insurance afforded by these policies, except for workers compensation shall apply to Boston Beer as an additional insured but only to the extent of the obligations of Landstar as provided under this Agreement. Boston Beer shall be named as a certificate holder under Landstar's workers compensation insurance. Landstar may self-insure pursuant to the authorization of the F.H.W.A. Landstar shall provide Boston Beer with a Certificate to such effect from all applicable insurers. Such policies shall provide for thirty (30) days' notice to Boston Beer from the insurer by registered or certified mail, return receipt requested, in the event of any modification, cancellation or termination of such policies.

     10.  RISK OF LOSS; LIABILITY.
          ------------------------

     10.1 Boston Beer and Landstar acknowledge and agree that the risk of loss to Goods during transit shall be borne by Landstar once the Carrier's truck leaves the Brewery or Warehouse loading dock. The driver shall have the right to inspect each shipment for damage prior to leaving the loading dock, and shall have the right to refuse damaged Goods tendered for delivery. In addition, Carrier's driver shall note and bring to the attention of the appropriate loading dock personnel at the Location any damage detected prior to leaving the loading dock where it is receiving goods on behalf of Boston Beer. In the event that damage occurs to Goods prior to delivery at the ultimate destination, the driver shall note such damage on the bill of lading and further shall so advise the party receiving the shipment, through delivery of a copy of the bill of lading setting forth a description of damaged goods.

     10.2 With respect to returnable Goods, Landstar shall bear the risk of loss once the Carrier's truck leaves the loading dock of a Location where Goods are tendered to it on behalf of Boston Beer, until such time as the Goods reach the ultimate destination as designated on the bill of lading.

     10.3 As Landstar bears the risk of loss for Goods while in transit, Landstar shall arrange for appropriate insurance for such Goods in transit, the cost of which shall be deemed to be included in the rates set forth in Section 3.

     10.4 Landstar shall be liable to Boston Beer for any loss or injury to Goods caused by the negligence or omissions or failure to act of Landstar.

     10.5 Landstar's liability under this Agreement shall be limited to *. In no event will Landstar be liable for special, incidental or consequential damages regardless of its knowledge of the potential for such. Landstar shall not be liable for any loss or damage to the extent such is due to a force majeure event, as defined in Section 19 of this Agreement, or an act or default of Boston Beer.

     11.   INDEMNIFICATION BY LANDSTAR.
           ----------------------------

     Landstar agrees that it shall protect, defend, indemnify and hold harmless Boston Beer, from and against all liabilities, losses, costs, damages, expenses, claims, attorneys' fees, and disbursements of any kind or of any nature whatsoever imposed upon Boston Beer, whether incurred directly or indirectly by Boston Beer, by virtue of, or in connection with, or arising out of any:

     (a) failure of Landstar or any Carrier to maintain appropriate licenses to carry out the purposes of this Agreement, resulting in the inability to, among other things, ship products for Boston Beer;

     (b) claims made by any employees or agents of Landstar or by any operations of Landstar related to Landstar's provisions of Transportation Logistics Services to Boston Beer under the terms of this Agreement, including any claim by Landstar personnel that they are Boston Beer employees for any purpose;

     (c) claims arising from the negligence of Landstar in performing Transportation Logistics Services or a Carrier in performing Transportation Services pursuant to the terms of this Agreement; or

     (d) other claims arising directly or indirectly out of the transportation of Goods on behalf of Boston Beer by Carriers selected by Landstar, including but not limited to claims arising from accidents involving equipment used to transport Goods.

     The foregoing indemnities shall not apply to the extent that such liability arises from or as a result of any negligent act or omission of Boston Beer.

     12.   CONFIDENTIAL INFORMATION.
           -------------------------

     12.1 Landstar hereby agrees to continue to honor its obligations under the Confidentiality Agreement previously entered into with Boston Beer, a copy of which is attached hereto as Exhibit E.

     12.2 Boston Beer hereby agrees to maintain in strict confidence, and not disclose to any unauthorized third party, or otherwise use or license any proprietary or confidential information, including strategies, business plans and rates, of Landstar that it may receive from Landstar during the term of this Agreement, without Landstar's prior written consent. Landstar hereby acknowledges that disclosure of certain information to employees, representatives and agents of the Breweries and Warehouses shall be deemed authorized third parties, unless Landstar and Boston Beer specifically agree otherwise in writing.

     12.3 The parties obligations of confidentiality under this Section 12 shall continue during and after the termination of the Agreement.

     13.   SEVERABILITY.
           -------------

     If any clause or provision of this Agreement is illegal or unenforceable under present or future laws, then such clause or provision shall be deemed separable and shall not affect the validity of any other provision.

     14.   APPLICABLE LAW.
           ---------------

     This Agreement shall be subject to and governed by and interpreted and construed in accordance with the laws of the Commonwealth of Massachusetts.

     15.   ARBITRATION.
           ------------

     Any disagreement, dispute, controversy or claim with respect to the validity of this Agreement or arising out of or in relation to the Agreement, or breach hereof, shall be finally settled by arbitration in Boston, Massachusetts, in accordance with articles of the American Arbitration Association for Commercial Arbitration. Each of Boston Beer and Landstar shall select one arbitrator, and the two arbitrators so selected shall mutually agree to the selection of a third arbitrator, or, failing such mutual agreement, the third arbitrator shall be selected by the American Arbitration Association.

     16.   YEAR 2000 COMPLIANCE.
           ---------------------

     16.1 Landstar hereby warrants that its software, firmware, equipment and systems (collectively, hereinafter referred to as "Systems") will operate consistently, predictably and accurately, without interruption or manual intervention, and in accordance with all requirements to facilitate the transportation of Goods and other services under the terms of this Agreement, including, without limitation, all specifications and/or functionality and performance requirements, immediately prior to, during and after the calendar year 2000, and the transitions between them, in relation to dates it encounters or processes.

     16.2 Boston Beer is in the process of reviewing all of its internal Systems, with a view to assuring that such Systems are or will in a timely fashion be Year 2000 Compliant, and Boston Beer currently has no reason to believe that Year 2000 Compliance will not be achieved.

     16.3 Landstar and Boston Beer agree to communicate periodically regarding their respective Year 2000 Compliance status.

     17.   RIGHT OF OFFSET.
           ---------------

     Landstar and Boston Beer agree that, to the extent that either of them is at any time owed money by the other Party, including on regular invoices sent as provided herein, such Party may set off such amount against any undisputed moneys owed by it to such Party from time to time, any such set-off to be accomplished by written notice to the owing Party, effective upon being sent.

     18.   ASSIGNMENT.
           -----------

     This Agreement shall be binding on and inure to the benefit of the parties thereto, their successors and their legal representatives. Neither of the parties shall assign this Agreement, or any interest or right therein, without the prior written consent of the other party, except that (i) Boston Beer shall have the right to assign the Agreement to an affiliated party and (ii) Landstar shall have the right to subcontract Transportation Services, as contemplated by this Agreement.

     19.   FORCE MAJEURE.
           --------------

     If, and to the extent that either party may be precluded by a circumstance of force majeure, authority of laws, strikes, lockouts or other causes beyond its control from performing hereunder, such failure or non-performance shall be excused to the extent that it is necessitated by such cause. The party affected by the force majeure event shall use due diligence to remedy such default. If Landstar is unable, by reason of a labor dispute, governmental action, act of God or the like, to provide Transportation Logistics Services and Transportation Services to the extent contemplated by this Agreement, it shall, in any event, to the extent it is still able to provide for shipment and transportation, continue to provide such services to Boston Beer in proportion to the amount that Landstar's business consisted of such services to Boston Beer prior to the occurrence of the event in question. For purposes hereof, disruptions caused by the failure of Landstar to be Year 2000 Compliant (as further discussed in Section 16 hereof) shall not be deemed to be an event of force majeure.

     20.   TRADEMARKS.
           ----------

     20.1 Landstar is hereby granted the right to use the trademarks, trade names, service marks, or logos owned by Boston Beer (collectively, the "Trademarks"), solely to the extent required specifically in the performance of its duties under this Agreement, including the right to permit Carriers to affix Trademarks to vehicles when carrying Products; provided, however, that such use shall specifically exclude use which might in any way represent any derogatory connotations that might become attributable to Boston Beer, its Products or Trademarks, as a result of the derogatory manner in which the Trademarks are used. Except as expressly granted herein, Landstar acknowledges that no trademark or trade name rights in any of the Trademarks are granted by this Agreement.

     20.2 Boston Beer hereby represents, warrants and covenants that it has and will maintain the right to use the Trademarks and will indemnify and hold harmless Landstar from any claim of alleged infringement brought by any party against Landstar, including, but not limited to, Landstar's reasonable costs of legal expenses, provided that Landstar immediately notify Boston Beer of any such action.

     21.   ENTIRE AGREEMENT.
           -----------------

     This Agreement constitutes the complete and entire agreement between the parties. If any provisions shall be declared invalid by a court of competent jurisdiction, the remainder thereof shall remain in full force and effect. This Agreement supersedes all prior agreements and/or understandings, whether written or oral, between the parties.

     22.   AMENDMENTS.
           -----------

     No amendment, change, or modification of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and signed on behalf of the parties hereto by their duly authorized representatives.

     23.   AUTHORIZATION.
           --------------

     It is agreed and warranted by the parties that the individuals signing this document on behalf of the respective parties are duly authorized to execute such an Agreement. No further proof of authorization is or shall be required.

     24.   NON-WAIVER.
           -----------

     The mention in this Agreement of any particular remedy shall not preclude Boston Beer or Landstar from any other remedy Boston Beer or Landstar might have, either in law or in equity. The failure of Boston Beer or Landstar to insist at any time upon the strict performance of any covenant or agreement or to exercise any option, right, power or remedy contained in this Agreement shall not be construed as a waiver or a relinquishment thereof for the future. The receipt and acceptance by Landstar of fees, or the payment of same by Boston Beer, with knowledge of the breach of any covenant contained in this Agreement shall not be deemed a waiver of such breach.

     25.   NOTICES.
           --------

     All notices given, or that may be required, shall be in writing, and shall be sent to the parties hereto, by registered or certified mail, return receipt requested, or by courier service and shall be deemed to have been given when received by the party to whom addressed. Notices shall be addressed to the parties at the addresses set forth on

Exhibit F, as the same may be amended from time to time. Either party may change its address for notice by delivering notice of such change to the other party in accordance with the foregoing, which change of address shall be effective five
(5) days after notice is received.

     IN WITNESS WHEREOF, Boston Beer and Landstar have executed this Agreement in duplicate as of the day and year first written above.


BOSTON BEER COMPANY LIMITED PARTNERSHIP
By:  Boston Brewing Company, Inc., General Partner


By:    X Martin F. Roper
       -----------------
Name:  Martin F. Roper
       ---------------------
Title: C.O.O.
       ---------------------

LANDSTAR LOGISTICS, INC.

By: X Jim Handoush
    ------------------------
Name: X Jim Handoush
      ----------------------
Title:      V.P. Finance, CFO
      --------------------------

                                   Exhibit A
                                   ---------

                               Primary Breweries


The Primary Breweries for which services under this Agreement are to be provided are as listed below:

     1.   Samuel Adams Brewing Company ("Cincinnati")
          1625 Central Parkway
          Cincinnati, Ohio

     2.   The Stroh Brewery Company ("Lehigh")
          7880 Stroh Drive
          Fogelsville, Pennsylvania

     3.   Pittsburgh Brewing Company ("Pittsburgh")
          3340 Liberty Ave.
          Pittsburgh, Pennsylvania

     4.   Genesee Corporation ("Rochester")
          445 St. Paul Street
          Rochester, New York

                              Secondary Breweries

The Secondary Breweries for which services under this Agreement are to be provided are as listed below:

     1.   The Blitz-Weinhard Brewing Company ("Portland")
          1133 West Burnside Street
          Portland, Oregon

                      Primary Return Locations/Warehouses

The locations listed below are the designated Primary Warehouses for which services under this Agreement are to be provided:

     1.   Warehouse Address:  1200 Lebanon Road, West Mifflin, PA
          Description of Operation: Warehouse used for empty returns, sorting, variety repackaging and Point of Sale storing.
          Hours of Operation:  7:00 AM to 6:00 PM Monday through Friday

     2. Warehouse Address: 100 State Street, Bldg. 261, Ludlow, MA ("Ludlow") Description of Operation: Warehouse used for empty returns, sorting, variety repackaging and Point of Sale storing.
          Hours of Operation:  7:30 AM to 4:30 PM Monday through Friday

     3.   Warehouse Address:  1075 Aviation Blvd., Hebron, KY
          Description of Operation: Warehouse used for empty returns, sorting, variety repackaging and Point of Sale storing.
          Hours of Operation:  7:00 AM to 4:00 PM Monday through Friday

                     Secondary Return Locations/Warehouses

The locations listed below are the designated Secondary Warehouses for which services under this Agreement are to be provided:

     1.   Warehouse Address:  333 NW Layon, Portland, OR

          Description of Operation: Warehouse used for storage of Products. Hours of Operation: 7:00 AM to 1:00 PM Monday through Friday

         States for which Landstar is Responsible for Returnable Goods

Alabama
Arkansas
Colorado
Connecticut
DC
Delaware
Florida
Georgia
Illinois
Indiana
Iowa
Kansas
Kentucky
Louisiana
Maine
Maryland
Massachusetts
Michigan
Minnesota
Mississippi
Missouri
Nebraska
New Hampshire
New Jersey
New Mexico
New York
North Carolina
North Dakota
Ohio
Oklahoma
Pennsylvania
Rhode Island
South Carolina
South Dakota
Tennessee
Texas
Vermont
Virginia
West Virginia
Wisconsin

                                   Exhibit B
                                   ---------

       Service, Performance and Reporting Specifications and Requirements


1.  Service Specifications
    ----------------------

     1.1 Landstar shall provide trailer trucks appropriate for the safe and timely shipment of Product. All trailers provided must have a minimum of two load lock mechanisms or airbags, and it shall be the driver's responsibility to properly use the load locks or airbags to secure the Goods, provided that such Goods are loaded under the control or supervision of the driver or Landstar personnel. In those situations where the driver or Landstar personnel are precluded from controlling or supervising the loading of Goods at origin, the driver shall reasonably ensure that the Goods have been securely loaded at the first available opportunity, or no later than the first delivery stop.

     1.2 Shipment of Product in kegs requires the use of refrigerated trailers able to maintain an interior temperature of 32 to 44 degrees Fahrenheit. Refrigerated trailer trucks must be capable of legally hauling 45,500 pounds. Non-refrigerated trailer trucks (i.e., dry vans) must be capable of legally hauling 46,000 pounds.

     1.3 Trailers used must be sanitary and suitable for transporting edible food products. Equipment used in the transportation of hazardous materials, garbage, or waste products shall not be used to provide service to Boston Beer under this Agreement.

     1.4 Landstar shall contact Customers to determine reasonably acceptable delivery times.

     1.5 Landstar shall immediately inform the Transportation Representative of any delays, accidents, or other unanticipated events that may prevent scheduled pickup or that occur while Goods are in transit.

     1.6 Landstar and Boston Beer shall have quarterly meetings to discuss on-going operations and other issues that arise, at mutually acceptable locations, and each party shall cover its own expenses for attending these meetings.

2.   Performance Requirements.
     ------------------------

     2.1 Landstar will have knowledge of the weekly shipment schedules for Products at each Primary Brewery from Boston Beer's production system, so that scheduling of the appropriate equipment shall require no further information from Boston Beer. Actual pick-up times shall be determined by each Brewery's designated representative, and shall be communicated to Landstar at least forty-eight hours prior to designated pick-up time. Such requested pick-up time shall be deemed accepted by Landstar, unless Landstar immediately notifies the Brewery of its inability to meet the requested pick-up time, and the Brewery and Landstar shall mutually determine an acceptable pick-up time. Delivery times will be determined by Landstar's load optimization system in accordance with Boston Beer's delivery parameters and Department of Transportation regulations.

     2.2 Landstar's performance shall be rated on a monthly basis by Brewery as follows:

          *
          -

          Pick-up time shall be the time agreed upon by the Brewery representative and Landstar. Delivery time shall be the time estimated by Landstar's load optimization system immediately prior to pick-up.

     2.3 If Landstar's performance during any month is rated as Unsatisfactory, Landstar and Boston Beer, and if necessary, its designated Brewery representatives, shall meet as soon as practicable to determine corrective actions to improve Landstar's performance. In the event that Landstar's performance is

     Unsatisfactory for three months in any four month period, Boston Beer shall have the right to immediately terminate this Agreement per the provisions of Section 6.

     2.4 Landstar will fulfill the following in regards to the timely pick-up and delivery of returnable items:

          (a) Landstar will determine what returnable items are available at a receiving Customer facility upon scheduling delivery of products from brewery;

          (b) Landstar must contact every Customer at the time a delivery appointment is made to determine availability/need to have returnable items picked up;

          (c)  Upon receipt of Beer Return Claim (BRC) or Empty Container Return
          (ECR) forms from a Customer that has a return load of at least three pallet positions, Landstar will make commercially reasonable efforts to pick up orders within one (1) week if order is larger than 1/2 of a truckload. Landstar will pick up orders within two (2) weeks if order is smaller than 1/2 of a truckload. The BRC and ECR forms shall act as the bill of lading for the shipment.

3.   Reporting.
     ---------

     3.1  Electronic Data Interchange - Landstar shall provide the following
          ---------------------------
     information electronically in a form usable by applicable Boston Beer systems:

          (a)  Shipment Status Messages:  on a daily basis, tracks carrier
               ------------------------
          appointments, and confirms pick-up and delivery, to include the following:

               (i)   Loading and delivery appointments
               (ii)  ETA to consignee
               (iii) Date and time of arrival at consignee
               (iv)  Date and time of departure from consignee.

          (b)  Electronic Freight Billing:  Freight invoices to be transmitted
               --------------------------
          as frequently as set forth in the Agreement; each invoice shall include the following:

               (i)    Date and place of pickup
               (ii)   Consignee name
               (iii) Freight Authorization Number (FAN), freight bill number, bill of lading, Boston Beer Order Number and Boston Beer general ledger account number
               (iv)   Equipment type
               (v) Charge Description, including weight of shipment, quantity shipped, rate method, mileage, and amount charged
               (vi)   Stop-off information and stop charges.

     3.2  Other Reports.  The following reports shall be submitted by Landstar
          -------------
     to Boston Beer as frequently as set forth below, by method mutually agreed-upon by Landstar and Boston Beer. Weekly reports must be submitted by each Tuesday for the prior week. Monthly reports shall be submitted by the fifth business day of each calendar month for the previous calendar month:

          (a) On-time pick-up by Brewery - Weekly and Monthly
          (b) On-time delivery by Brewery - Weekly and Monthly
          (c) % Utilization by weight & cubic volume, lane, Outbound by Brewery
              - Weekly and Monthly
          (d) Freight Amount Charged by Wholesale Distributor - Monthly
          (e) Freight Amount Charged by Brewery/Return Location/Warehouse, Outbound & Inbound - Monthly
          (f) Number of stops per truck by Brewery - Monthly
          (g) Damage claims by Brewery and status - Weekly
          (h) Standard Financial Statements - Annually

                                   Exhibit C
                                   ---------

                        Additional Landstar Obligations


     1.1 Boston Beer has estimated in good faith that its shall incur * in freight charges with Landstar based on the provisions of Section 3 of the Agreement for the shipment of Goods to and from the Primary Breweries and Warehouses. Based on this estimate, Landstar agrees to assign up to *, or another location of Boston Beer's choosing, for as long as this Agreement remains in effect and Boston Beer's * estimate of freight charges are at least *, to coordinate the load optimization and logistics planning contemplated by this Agreement. For each additional * estimated to be spent * by Boston Beer with Landstar, Landstar shall assign *. However, in no way shall Boston Beer be liable to Landstar for any costs associated with Landstar's provision of such personnel if in any * the actual freight charges incurred by Boston Beer and payable to Landstar shall not meet the estimated levels for that year.

     1.2  In addition to any personnel provided per the provisions of Paragraph
     1.1 of this Exhibit D, Landstar shall provide the following personnel at the following locations during the Term of this Agreement

          (a) Cincinnati: 1 full-time Terminal Manager, 1 Full-time Second Shift Dispatcher, 1 full-time Shuttle Driver.
          (b) Lehigh:  1 full-time Lead Dispatcher/Driver
          (c) Rochester:  1 full-time Lead Dispatcher/Driver
          (d) Pittsburgh:  1 full-time Lead Dispatcher/Driver
          (e) Ludlow:  1 full-time Terminal Manager

     1.3 Landstar shall pay all salaries and benefits for any personnel assigned to any Boston Beer Location, including appropriate workman's compensation insurance to the extent required by law. Landstar shall treat all such personnel as employees of or independent contractors to Landstar. None of such personnel shall be treated as employees of Boston Beer or any Brewery or Warehouse for any purpose whatsoever. Boston Beer shall provide appropriate reasonable space required at its own cost and expense. The necessary hardware, software, data lines or other items needed to properly operate Landstar's systems (i.e., Landstar's * or any other applicable programs) to be used by the assigned personnel in performance of the services required hereunder shall be provided by Landstar at its cost and expense. Landstar shall work at its own cost and expense with Boston Beer on integration of these programs and associated systems with Boston Beer systems. Landstar shall cover all other set-ups costs incurred not specifically set forth herein as being covered by Boston Beer.

     1.4 Landstar shall utilize an automated load optimization system, *; hereinafter called the "Program"). Boston Beer shall be granted full access to and use of the system, and Boston Beer may use the system in conjunction with other load optimization systems, for modeling, testing and actual shipment use, for shipments from Primary and Secondary Breweries. Boston Beer may use the system to perform load optimization for loads to be delivered by carriers not contracted or affiliated with Landstar.

     1.5 Landstar shall provide the following equipment at the following locations during the Term of this Agreement:

          (a)  Cincinnati:  30 domiciled tractors and drivers.
          (b)  Lehigh: 15 domiciled tractors and drivers
          (c)  Rochester: 10 domiciled tractors and drivers
          (d)  Pittsburgh: 8 domiciled tractors and drivers
          (e)  Ludlow: 15 domiciled tractors and drivers

     1.6 Landstar shall implement and operate a shuttle/drop service at Cincinnati, and shall arrange directly with individual carriers for the charges for shuttle/drop service.

     1.7 In the event that it is mutually determined by Landstar and Boston Beer, or its Cincinnati Brewery representative, that the use of the Shuttle Driver is both timely and cost effective for local shipments (i.e., under ten hours round-trip), in lieu of the charges set forth in Exhibit C, Boston Beer will be charged *.

     1.8 In the event that the Program, using the Czarlite tariff schedule, determines that Less-Than-Truck-Load (LTL) rates are more cost effective than the Schedule C rates for any particular shipments, Landstar shall be allowed to ship Goods via LTL shipment. The charge to Boston Beer for any LTL shipment shall be the LTL rate calculated by the Program, provided that if the actual rate paid is less than the calculated rate, one-half of the difference between the calculated rate and the actual LTL rate paid shall be credited against the amount invoiced to Boston Beer.

     1.9 In the event that the equipment that is arranged by Landstar to transport an optimized load is not large enough to accommodate the full load, the amount charged to Boston Beer shall be proportionally reduced to correspond with the actual lading tendered.

     1.10 Utilization of consolidation services such as the National Transportation Exchange that result in load costs below the proportional charge that would be applicable per the Schedule C rates shall be acceptable, provided that Boston Beer shall be charged the Exhibit C rate less *.

                                   Exhibit D
                                 Rate Schedule

*

                                   Exhibit E
                                   ---------

                           Confidentiality Agreement

                                   Exhibit F
                                   ---------

                             Addresses for Notices


     IF TO BOSTON BEER:

     The Boston Beer Company
     75 Arlington Street, 5th Floor
     Boston, MA   02116

     Attn:  Jeff White, Vice President of Operations, and to, Transportation
            Representative: Rex Vanier, or as otherwise designated by Boston
            Beer

            with a copy, to the same address, to the attention of: Corporate Secretary

     IF TO LANDSTAR:


     Landstar Logistics, Inc.
     4077 Woodcock Drive
     Jacksonville, FL  32207

     Attn:____________________________________________________